Exhibit 4.2

Series 2 of Olden Lane Trust

Series Supplement

Dated: [●], 2017

This Series Supplement dated as of [●], 2017 (the “Series Supplement”), executed by Olden Lane Securities LLC, as Depositor, hereby creates Series 2 of Olden Lane Trust (the “Trust”). The Series shall be governed by the terms of this Series Supplement and the Master Trust Agreement dated as of February 10, 2015 between Olden Lane Securities LLC, as Depositor and Wilmington Trust, National Association, as the Trustee (the “Trust Agreement”).

Witnesseth That:

WHEREAS pursuant to the Trust Agreement one or more Series of Olden Lane Trust may be established, each of which Series is to be a unit investment trust registered under the Investment Company Act of 1940, as amended, all as provided in the Trust Agreement; and

WHEREAS the assets and specific terms of Series 2 of Olden Lane Trust shall be as set forth in this Series Supplement, the Master Services Agreement and the related Series MSA Supplement.

NOW, THEREFORE, the parties hereto, hereby agree:

PART I

Master Trust Agreement

Subject to the provisions of Part II and III hereof, all the provisions contained in the Trust Agreement are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument. In the event of any inconsistency between the provisions of this Series Supplement and the provisions of the Trust Agreement, the Series Supplement will prevail. All capitalized terms not otherwise defined herein shall have the meaning ascribed in the Trust Agreement.

PART II

Creation of Series 2 of Olden Lane Trust

1.                   This Series of beneficial interest in the Trust shall be known and is hereby established and designated as “Series 2 of Olden Lane Trust” (the “Series 2 of Trust”).

2.                   The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Series 2 of Trust shall be enforceable against the assets of the Series 2 of Trust only, and not against the assets of Olden Lane Trust generally or the assets of any other Series of Olden Lane Trust. Further, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Series 2 of Trust shall be enforceable against the assets of any other Series of Olden Lane Trust.

3.                   The validity and construction of this Series Supplement and all amendments hereto shall be governed by the laws of the State of Delaware, and the rights of all parties hereto and the effect of every provision hereof shall be subject to and construed according to the laws of the State of Delaware without regard to the conflicts of law provisions thereof; provided, however, that the Depositor and the Unitholders intend that the provisions hereof shall control over any contrary or limiting statutory or common law of the State of Delaware (other than the Act) and that, to the maximum extent permitted by applicable law, there shall not be applicable to the Series 2 of Trust, the Depositor, the Trustee, the Unitholders or this Series Supplement any provision of the laws

(statutory or common) of the State of Delaware (other than the Act) pertaining to trusts which relate to or regulate in a manner inconsistent with the terms hereof: (a) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (b) affirmative requirements to post bonds for trustees, officers, agents, or employees of a trust, (c) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (d) fees or other sums payable to trustees, officers, agents or employees of a trust, (e) the allocation of receipts and expenditures to income or principal, (f) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding of trust assets, (g) the existence of rights or interests (beneficial or otherwise) in trust assets, (h) the ability of beneficial owners or other persons to terminate or dissolve a trust, or (i) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees or beneficial owners that are inconsistent with the limitations on liability or authorities and powers of the Trustee or the Unitholders set forth or referenced in the Trust Agreement or this Series Supplement. Sections 3540, 3542 and 3561 of Title 12 of the Delaware Code shall not apply to the Series 2 of Trust.

PART III

Special Terms and Conditions of Series 2 of Olden Lane Trust

The Series 2 of Trust specifies the following special terms and conditions:

1.                   The Securities for the Series 2 of Trust listed in Part 1 of Schedule A hereto have been deposited with the Custodian. Listed in Part 2 of Schedule A are Contract Securities; the Depositor will cause the Securities represented by such Contract Securities to be delivered to the Custodian as provided in the Master Services Agreement.

2.                   The aggregate number of Units for the Series 2 of Trust described in Section 2.03(a) of the Master Services Agreement is that number of Units set forth under “Statement of Financial Condition—Number of Units” in the Prospectus for the Series 2 of Trust.

3.                   The undivided beneficial interest in and ownership of the Series 2 of Trust represented by each Unit thereof is a fractional amount, the numerator of which is one and the denominator of which shall be the amount set forth under “Statement of Financial Condition—Number of Units” in the Prospectus for the Series 2 of Trust.

4.                   For each Security, the Underlying Asset to Unit Ratio for the Series 2 of Trust shall be equal to the “Principal Amount per Unit” in respect of such Security set forth under “Statement of Financial Condition—Trust Portfolio” in the Prospectus for Series 2 of Trust.

5.                   The term “Record Dates” shall mean the “Record Dates” set forth under “Essential Information” in the Prospectus for the Series 2 of Trust.

6.                   The term “Distribution Dates” shall mean the “Distribution Dates” set forth under “Essential Information” in the Prospectus for the Series 2 of Trust.

7.                   The term “Special Record Dates” shall mean the dates that may be declared by the Depositor in accordance with Section 23 of the Series MSA Supplement.

8.                   The term “Special Distribution Dates” shall mean the dates that may be declared by the Depositor in accordance with Section 23 of the Series MSA Supplement.

9.                   There shall be no “Deferred Sales Charge” or “Deferred Sales Charge Payment Dates.”

10.                The term “Business Day” shall be as defined in the Master Services Agreement.

11.                The term “Mandatory Termination Date” shall mean the “Termination Date” set forth under “Essential Information” in the Prospectus for the Series 2 of Trust.

12.                The Series 2 of Trust shall elect to be a Regulated Investment Company and, if required, the Depositor shall, on behalf of the Series 2 of Trust, make or cause to be made such filings necessary to effect such an election.

13.                The Depositor’s, Evaluator’s and Supervisor’s annual compensation shall be the amount set forth under “Fee Table” in the Prospectus for the Series 2 of Trust.

14.                The aggregate of the Custodian’s, the Transfer Agent’s and the Administrator’s annual compensation shall be the amount set forth under “Fee Table” in the Prospectus for the Series 2 of Trust, with an aggregate minimum of $10,000 per annum.

15.                The term “Initial Date of Deposit” for the Series 2 of Trust shall be the date of this Series Supplement.

16.                The terms “Organization Expense Period” for the Series 2 of Trust shall mean the period ending on the earlier of (i) the expiration of the initial offering period set forth in the Prospectus or (ii) the 180th day after the Initial Deposit Date.

17.                The “Creation and Development Fee” shall be the amount set forth under “Fee Table” in the Prospectus for the Series 2 of Trust.

18.                Section 6.04 of the Master Services Agreement (“Rollover of Units”) shall not apply to the Series 2 of Trust.

19.                The Depositor may direct the dissolution of the Series 2 of Trust in the event a Trust Series Evaluation made after the end of the Initial Offering Period is less than 40% of the total value of Securities and Derivative Transactions deposited in such Series 2 of Trust during the Initial Offering Period.

20.                The Depositor may direct the dissolution of the Series 2 of Trust if due to (i) any action taken by a governmental body, or brought in court, or (y) a change in law (including tax law) or in the application or official interpretation of any law), there is or there is a substantial likelihood that the Series 2 of Trust will be prohibited in any material way from pursuing its principal investment strategy in the same manner and economic terms as on the inception date.

21.                The Series 2 of Trust is not a Derivatives Trust Series.

This Series Supplement shall be deemed effective when executed and delivered by the Depositor, on behalf of the Trust, to the Trustee.

In Witness Whereof, the undersigned have caused this Series Supplement to be executed; all as of the day, month and year first above written.

Series 2 of Olden Lane Trust,

a Delaware Statutory Trust

By: Olden Lane Securities LLC,

as Depositor

By: ________________________________
Michel Serieyssol
CEO

Schedule A to Series Supplement

Securities Initially Deposited

in

Series 2 of Olden Lane Trust

Part 1

Securities Delivered to the Custodian on The initial Date of Deposit

Part 2

Contract Securities